EXHIBIT 1

ISS Recommends Sweeping Board Change at ValueVision Media

Recommends that Shareholders Vote on the Clinton Group’s GOLD Proxy Card

NEW YORK, June 6, 2014 /PRNewswire/ -- Clinton Group, Inc. announced that research firm ISS Proxy Advisory Services (“ISS”) recommended yesterday that ValueVision Media (NASDAQ: VVTV) stockholders support change in the composition of ValueVision’s Board of Directors by voting on the GOLD proxy card at this year’s annual meeting. ISS advises approximately 1700 institutional investors, pension funds and mutual funds across the globe on annual and special meeting votes.

ISS noted that Clinton Group had “made a case for change at the board level [and] provided the outline of a strategic plan which appears to address the most significant failures identified in the course of this proxy contest.”

Accordingly, ISS recommended that its clients vote for none of the incumbent directors and instead use the GOLD proxy card sent to shareholders by the Clinton Group to vote at this year’s annual meeting.

“We are pleased that ISS recognizes the importance of change at ValueVision,” said Gregory P. Taxin, President of Clinton Group. “ValueVision has a terrific opportunity to build a profitable and valuable business. We believe that new directors can help ensure ValueVision takes full advantage of this opportunity and creates significant value for shareholders.”

ISS’ comprehensive research report also says:

•	“Clearly, ValueVision is not monetizing its distribution as effectively [as HSN and QVC]. … The disconnect in household monetization appears to be driven by ValueVision’s misaligned merchandise mix, a lack of proprietary brands and outdated programming.”
•	“ValueVision has been shifting product mix over the past several years, but the change has been slow and the company missed its own commitments for greater category shift by 2013.”
•	“[A]nother factor lowering ValueVision’s per household monetization compared to peers is its product mix that relies heavily on nationally available brands. … A reliance on nationally available brands does not appear to be a long-term viable strategy.”
•	“[L]ooking at the programming [schedule] … it is easy to see why QVC and HSN are attracting more viewers to [their] more differentiated, diversified and engaging content. … [T]he company needs to diversify and create more engaging programming and programming personalities.”
•	“In order for ValueVision to generate significant operating leverage off its high percentage of fixed costs, the company needs to increase revenues through improved household monetization.”
•	Clinton Group “has laid out a plan to create proprietary brands, improve product mix and develop creative programming, which appears needed at ValueVision.”

The ValueVision annual meeting will be held on June 18, 2014.

“I read with interest ValueVision’s press release today in which the Company expresses its view that ISS does not understand the Company or its industry,” said Mr. Taxin. “While shooting the messenger is always tempting, it is completely unwarranted in this instance. The ISS lead analyst, a CFA charter holder and former media and advertising research analyst for Lazard and Citibank, is eminently qualified to understand, and did understand, the issues in this important proxy contest.”

Clinton encourages its fellow shareholders to use the GOLD proxy card, as ISS has recommended, when voting at this year’s annual meeting and to vote for the Clinton nominees. ISS specifically recommended a vote on the GOLD card in favor of Thomas Beers, Mark Bozek, Bob Rosenblatt and Fred Siegel.

Clinton Group also recommends that ValueVision shareholders review the Clinton Group definitive proxy materials, video presentation, shareholder letters and slide deck, all of which are available at www.AddValueAndVision.com.

Shareholders with questions should contact Bruce Goldfarb or Lydia Mulyk at Okapi Partners LLC at (212) 297-0720, Toll-Free (855) 305-0857, or VVTV@okapipartners.com.

About Clinton Group, Inc.

Clinton Group, Inc. is a Registered Investment Advisor based in New York City. The firm has been investing in global markets since its inception in 1991 with expertise that spans a wide range of investment styles and asset classes.

Important Additional Information

CLINTON RELATIONAL OPPORTUNITY MASTER FUND, L.P., CLINTON RELATIONAL OPPORTUNITY, LLC, GEH CAPITAL, INC., CLINTON SPECIAL OPPORTUNITIES MASTER FUND, LTD., CHANNEL COMMERCE PARTNERS, L.P., CLINTON GROUP, INC., GEORGE E. HALL (COLLECTIVELY, "CLINTON") THOMAS D. BEERS, MARK BOZEK, RONALD L. FRASCH, THOMAS D. MOTTOLA, ROBERT ROSENBLATT AND FRED SIEGEL (TOGETHER WITH CLINTON, THE "PARTICIPANTS") AND/OR CERTAIN AFFILIATED PARTIES HAVE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") A DEFINITIVE PROXY STATEMENT AND ACCOMPANYING FORM OF PROXY CARD TO BE USED IN CONNECTION WITH THE PARTICIPANTS' SOLICITATION OF PROXIES FROM THE STOCKHOLDERS OF VALUEVISION MEDIA, INC. (THE "COMPANY") FOR USE AT THE COMPANY'S 2014 ANNUAL MEETING OF STOCKHOLDERS (THE "PROXY SOLICITATION"). ALL STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE PROXY SOLICITATION BY THE PARTICIPANTS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING ADDITIONAL INFORMATION RELATED TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD HAVE BEEN FURNISHED TO SOME OR ALL OF THE COMPANY'S STOCKHOLDERS AND ARE, ALONG WITH OTHER RELEVANT DOCUMENTS, AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV/. IN ADDITION, OKAPI PARTNERS LLC, CLINTON'S PROXY SOLICITOR, WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT AND ACCOMPANYING PROXY CARD WITHOUT CHARGE UPON REQUEST BY CALLING (212) 297-0720 OR TOLL FREE AT (855) 305-0857.

ADDITIONAL INFORMATION ABOUT THE PARTICIPANTS AND A DESCRIPTION OF THEIR DIRECT OR INDIRECT INTERESTS BY SECURITY HOLDINGS IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A FILED BY CLINTON ON MAY 13, 2014 AND IN THE DEFINITIVE ADDITIONAL MATERIALS ON SCHEDULE 14A FILED BY CLINTON ON MAY 22, 2014 AND JUNE 6, 2014. THESE DOCUMENTS CAN BE OBTAINED FREE OF CHARGE FROM THE SOURCES INDICATED ABOVE.

CONTACT: N. Lennox, +1-212-825-0400.